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                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
TriQuint Semiconductor, Inc.:

We consent to the incorporation by reference in the Registration Statement Nos. 33-75464, 333-08893, 333-08891, 333-31585, 333-48883 and 333-02166 on
Form S-8 of TriQuint Semiconductor, Inc. of our reports dated February 6, 1998 relating to the balance sheets of TriQuint Semiconductor, Inc. as of December 31, 1997 and 1996, and the related statements of operations, shareholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which reports appear in the December 31, 1997 annual report on Form 10-K of TriQuint Semiconductor, Inc.





Portland, Oregon
March 31, 1998

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